UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 18, 2008

MZT Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-12128	04-2985132
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

330 Nevada Street, Newton, Massachusetts	02460
(Address of principal executive offices)	(Zip Code)

(617) 928-0820

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modification to Rights of Security Holders.
Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 18, 2008, as contemplated by the plan of liquidation and dissolution previously approved by the Board of Directors and requisite stockholders of MZT Holdings, Inc. (the “Company”), the Company filed a Certificate of Dissolution (the “Certificate”) with the Secretary of the State of Delaware.  The Certificate, which became effective upon filing, provides for the dissolution of the Company under the Delaware General Corporation Law.  For more detail concerning the filing of the Certificate, please see the Company’s definitive proxy statement, as filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2007.

In connection with the filing of the Certificate, effective as of the close of business on January 18, 2008, the Company closed its stock transfer books and discontinued recording transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

On January 18, 2008, the Company also made a series of filings with the Commission to terminate certain registration statements it had previously filed on Forms S-3 and S-8 to register shares of its common stock.  As a result of these filings, holders of shares of the Company’s common stock may no longer rely on these registration statements in connection with sales or other transfers of shares of the Company’s common stock.

Finally, in a letter dated January 18, 2008, the Company requested that the Commission confirm that it would not take enforcement action against the Company if, effective as of January 1, 2008, the Company ceased to file certain periodic reports required under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.   In this letter, the Company noted that it would continue to announce material events on Form 8-K when and if appropriate.  The Company has not yet heard back from the Commission on this matter.

The Company announced the filing of the Certificate in a press release issued on January 18, 2008, a copy of which is attached hereto as Exhibit 99.1.  The Certificate is attached hereto as Exhibit 4.1 and is incorporated herein by reference.  The description of the Certificate contained in this Current Report on Form 8-K is qualified in its entirety by such document.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Company’s Board of Directors accepted the resignation of Patricia Randall, the Company’s Secretary and General Counsel, effective on January 18, 2008 immediately prior to the filing of the Certificate.  In addition, effective upon Ms. Randall’s resignation, the Company’s Board of Directors elected Craig R. Jalbert, age 46, as the Company’s Secretary.  Mr. Jalbert was previously appointed the Company’s President and Treasurer.

Mr. Jalbert is a principal at Verdolino & Lowey, P.C. (“V&L”), an accounting firm that specializes in working with companies liquidating and winding up their operations.  Mr. Jalbert joined V&L in 1987 and has been involved in over 1,500 bankruptcy cases, including 150 chapter 11 cases, since 1990.  Prior to joining V&L, Mr. Jalbert worked as a Senior Auditor, Commercial Audit Division at Arthur Anderson & Co.  Mr. Jalbert currently serves on the board of directors of RNI Winddown Corporation, f/k/a Riverstone Networks, Inc., a Delaware corporation.

The Company has engaged V&L to assist the Company in planning for and completing its liquidation and dissolution process, which process was approved by the Company’s stockholders at a special meeting held on December 12, 2007.  The Company will pay V&L for the services it will provide, but will not pay Mr. Jalbert any additional direct compensation or benefits for his service as an officer of the Company.

For further information on the arrangements between the Company and V&L, including the fees to be paid by the Company to V&L, and the arrangements between the Company and Mr. Jalbert, including the Company’s commitment to indemnify Mr. Jalbert in certain circumstances, please see the Current Report on Form 8-K filed by the Company on December 12, 2007.

Effective on January 22, 2008 and not based on any dispute with the Company, the following members of the Company’s Board of Directors resigned their positions:

•	Bruce Lehman (who was also a member of the Nominating and Corporate Governance Committee of the Company’s Board of Directors)
•	Robert Rosenthal
•	Walter Fredericks (who was also a member of the Nominating and Corporate Governance Committee and Chair of the Compensation Committee of the Company’s Board of Directors)
•	Judith Kurland (who was also a member of the Audit Committee and Compensation Committee of the Company’s Board of Directors)
•	Jonathan Niloff (who was also a member of the Audit Committee amd Nominating and Corporate Governance Committee of the Company’s Board of Directors)
•	David Musket

Further, effective on January 22, 2008, the Company’s Board of Directors elected Mr. Jalbert as a Director of the Company to fill a vacancy caused by the foregoing resignations.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description

4.1	Certificate of Dissolution, as filed by the Company with the Secretary of the State of Delaware on January 18, 2008

99.1
Press Release issued by the Company on January 18, 2008 announcing the Company’s filing of a certificate of dissolution with the Secretary of the State of Delaware and the closing of the Company’s stock transfer books

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MZT HOLDINGS, INC.

Date: January 22, 2008	By:	/s/ Craig R. Jalbert Name: Craig R. Jalbert
Title: President